Exhibit 10.8

FORM OF

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of April [___], 2004, among ACE Limited, a Cayman Islands corporation (“ACE”), ACE Financial Services Inc., a Delaware corporation (“ACE Financial Services”), ACE Bermuda Insurance Ltd., a Bermuda company (“ACE Bermuda”), and Assured Guaranty Ltd., a Bermuda company (the “Company”).

RECITALS

ACE has sponsored the formation of the Company and in connection therewith:

A.            ACE Financial Services has formed Assured Guaranty US Holdings Inc., a Delaware corporation (“Assured Guaranty US Holdings”), and will transfer to Assured Guaranty US Holdings all of the issued and outstanding shares of capital stock of each of ACE Guaranty Corp., a Maryland corporation (“Assured Guaranty”) and AGR Financial Products Inc., a Delaware corporation (“Assured Guaranty Financial Products”), in exchange for all issued and outstanding shares of capital stock of Assured Guaranty US Holdings and a note payable from Assured Guaranty US Holdings to ACE Financial Services in the amount of $200.0 million and in the form attached hereto as Exhibit A (the “Assured Guaranty US Holdings Note”).

B.            Assured Guaranty Re Overseas Ltd., a Bermuda company (“Assured Guaranty Re Overseas”) has transferred to ACE Bermuda all of the issued and outstanding shares of capital stock of ACE Capital Title Reinsurance Company, a New York corporation (“ACE Title”).

C.            The Company has filed a registration statement under the Securities Act (as defined below) for the purpose of registering the sale (the “Public Offering”) of a portion of the common shares of the Company (the “Common Shares”) to be issued to ACE Financial Services and ACE Bermuda in connection with the formation of the Company; and, on or after the effective date of the registration statement under the Securities Act, the Company, ACE Financial Services and ACE Bermuda shall enter into an underwriting agreement (the “Underwriting Agreement”) with the underwriters of the Public Offering providing for the public offering of the Common Shares.

D.            After the execution and delivery of the Underwriting Agreement (the date of such execution and delivery is referred to herein as the “Effective Date”) and prior to the Closing Time (as defined below), (i) ACE shall transfer to ACE Bermuda all of the issued and outstanding shares of the Company owned by ACE, and (ii) ACE Financial Services will transfer to the Company (a) all of the issued and outstanding shares of capital stock of Assured Guaranty US Holdings in exchange for [________] Common Shares and a note payable from the Company to ACE Financial Services in the amount of $900,000 and in the form attached hereto as Exhibit B (the “Company Note A”) and (b) all of the issued and outstanding shares of capital stock of ACE Finance Overseas Ltd., a company organized under the laws of England (“Assured Guaranty Finance Overseas”), in exchange for [________] Common Shares and a note payable from the Company to ACE Financial Services in the amount of $100,000 and in the form attached hereto as Exhibit C (the “Company Note B”).

E.             In addition, after the Effective Date and prior to the Closing Time, ACE Bermuda will transfer to the Company all of the issued and outstanding shares of capital stock of Assured Guaranty Re International Ltd., a Bermuda company (“Assured Guaranty Re International”), in exchange for [______] Common Shares and a note payable from the Company to ACE Bermuda in the amount of $1.0 million and in the form attached hereto as Exhibit D (the “Company Note C”).

F.             The parties hereto wish to provide for certain other transactions to be entered into in connection with the formation of the Company and the Public Offering and to set forth herein certain arrangements that will govern the relationship between ACE, the Company and their respective Affiliates (as defined below) following the Closing Time.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the sufficiency of which is acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACE” has the meaning specified in the preamble to this Agreement.

“ACE Bermuda” has the meaning specified in the preamble to this Agreement.

“ACE Business” means the business conducted by any member of the ACE Group (whether conducted before or after the Closing Time).

“ACE Confidential Information” has the meaning specified in Section 9.3.

“ACE Financial Services” has the meaning specified in the preamble to this Agreement.

“ACE Group” means ACE and each Post-Closing Subsidiary of ACE.

“ACE Indemnified Party” has the meaning specified in Section 8.1.

“ACE Liabilities” means collectively, except as otherwise provided for in this Agreement or the Ancillary Agreements, any and all Liabilities that arise out of any act, omission, event or condition occurring or arising out of or relating to (i) the ownership, operation or use of the ACE Business or (ii) the Transferred Business.

“ACE Title” has the meaning specified in the recitals to this Agreement.

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” of any Person means any Person that, directly or indirectly, controls, is under common control with, or is controlled by, such Person.

“AFS Tax Sharing Agreement” means the Amended and Restated Agreement Concerning Filing of Consolidated Federal Income Tax Returns, dated November 13, 1995, with respect to the ACE Financial Services subgroup included within the ACE Prime Holdings Inc. consolidated group.

“AGR Tax Sharing Agreement” means the Agreement Concerning Filing of Consolidated Federal Income Tax Returns, dated August 1, 2002, among ACE Capital Re USA Holdings Incorporated, Assured Guaranty Re Overseas, ACE Capital Mortgage Reinsurance Company, ACE Title and ACE Capital Re Inc.

“Ancillary Agreements” means the agreements set forth in Section 3.1.

“Arbitrator” has the meaning specified in Section 10.3.

“Assured Guaranty” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty Finance Overseas” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty Finance Overseas Shares” has the meaning specified in Section 2.3(a).

“Assured Guaranty Financial Products” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty Financial Products Shares” has the meaning specified in Section 2.1(a).

“Assured Guaranty Re International” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty Re International Shares” has the meaning specified in Section 2.4(a).

“Assured Guaranty Re Overseas” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty Shares” has the meaning specified in Section 2.1(a).

“Assured Guaranty US Holdings” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty US Holdings Note” has the meaning specified in the recitals of this Agreement.

“Assured Guaranty US Holdings Shares” has the meaning specified in Section 2.1(b).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York or Hamilton, Bermuda have the option by law or other governmental action to close.

“Closing” has the meaning specified in Section 3.4.

“Closing Time” has the meaning specified in Section 3.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” has the meaning specified in the recitals of this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Business” means the business conducted by any member of the Company Group (whether conducted before or after the Closing Time).

“Company Confidential Information” has the meaning specified in Section 9.3.

“Company Group” means the Company and each Post-Closing Subsidiary of the Company.

“Company Indemnified Parties” has the meaning specified in Section 8.1.

“Company Liabilities” means collectively, except as otherwise provided for in this Agreement or the Ancillary Agreements, any and all Liabilities that arise out of any act, omission, event or condition occurring or arising out of or relating to the ownership, operation or use of the Company Business, but excluding any Liabilities arising out of or relating to the Transferred Business.

“Company Note A” has the meaning specified in the recitals of this Agreement.

“Company Note B” has the meaning specified in the recitals of this Agreement.

“Company Note C” has the meaning specified in the recitals of this Agreement.

“Confidential Information” has the meaning specified in Section 9.3.

“Dispute” has the meaning specified in Section 10.3.

“Effective Date” has the meaning specified in the recitals of this Agreement.

“Employment Agreement” means the Employment Agreement, dated February 2, 1999, between ACE Financial Services and Joseph W. Swain.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license,

encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

 “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any self-regulatory organization having jurisdiction over the parties hereto or any of the parties to any of the Ancillary Agreements, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory (including, without limitation, insurance regulatory) or administrative authority, legislative body, agency or commission or any court, tribunal or judicial or arbitral body.

“Indemnified Party” has the meaning specified in Section 8.2.

“Indemnifying Party” has the meaning specified in Section 8.2.

“Information” has the meaning specified in Section 9.1.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments, retrospectively rated premium adjustments, deductibles, retentions or costs paid by such insured.

“JAMS” has the meaning specified in Section 10.3.

“Keepwell Amendment” means an amendment to the Amended and Restated Guaranty, dated February 15, 2000, by Assured Guaranty Re Overseas in favor of ACE Title that permanently eliminates any liability of Assured Guaranty Re Overseas thereunder in respect of (x) all insurance and reinsurance business written by ACE Title subsequent to the date of such amendment and (y) all other payment obligations incurred by ACE Title subsequent to the date of such amendment.

“Liabilities” means any and all debts, liabilities and obligations, payments, costs and expenses, whether accrued or unaccrued, absolute or contingent, matured or unmatured, disclosed or undisclosed, known or unknown, liquidated or unliquidated or determined or determinable, including, without limitation, those arising under any law or regulation (including, without limitation, any insurance law but excluding any tax law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Losses” means any and all losses, liabilities, claims, damages, obligations, payments, interest, penalties, fines, costs and expenses, matured or unmatured, absolute or contingent, disclosed or undisclosed, determined or determinable, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any Action, threatened Action, demand, assessment, judgment, settlement and compromise relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against, or settling any such Action or threatened Action).

“Misstatement” has the meaning specified in Section 8.1.

“New York Property” means Unit No. 35D in The Museum Tower Condominium located at 15 West 53rd Street, New York, NY.

“Person” includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a body corporate, an unincorporated organization, a group and a government or other department or agency thereof.

“Post-Closing Subsidiaries” with respect to either ACE or the Company means collectively all of the Persons that will, immediately following the Closing Time, be Subsidiaries of such entity.

“Pre-Closing Periods” means any taxable period ending before or on the date of the Closing.

“Public Offering” has the meaning specified in the recitals of this Agreement.

“Registration Statement” means the Registration Statement on Form S-1, as amended and supplemented from time to time, filed with the Commission under the Securities Act relating to the Public Offering.

“Representatives” has the meaning specified in Section 9.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, as to any Person, (i) any corporation, partnership or other entity of which at the time of determination more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person.

“Tax Allocation Agreement” means the Tax Allocation Agreement specified in Section 3.1(x).

“Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales, use, ad valorem, transfer, gains, profits, excise, value added, franchise, real and personal property, gross receipt, capital stock, business, disability employment, payroll, license, estimated, stamp, custom or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes and any such expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

“Transferred Business” means the obligations of members of the Company Group that have been retroceeded to or otherwise assumed by members of the ACE Group pursuant to the Ancillary Agreements specified in Section 3.1(i) through (viii).

“Underwriting Agreement” has the meaning specified in the recitals of this Agreement.

“Voting Stock” means stock of any class or classes or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors,

managers, trustees or persons with similar functions of the entity in question; provided that, for the purposes of this definition, stock which carries only the right to vote conditionally on the happening of an event will not be considered Voting Stock, whether or not that event has happened.

Section 1.2             Other Definitional Provisions.  The words “hereof,” “hereto,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any Article, Section, Exhibit or Schedule are references to Articles, Sections, Exhibits or Schedules in or to this Agreement unless otherwise specified.

ARTICLE II
TRANSFER OF SUBSIDIARIES AND ASSETS

Section 2.1             Formation of Assured Guaranty US Holdings and Transfer of Certain Subsidiaries.

(a)           On or prior to the transactions specified in Section 2.3, and subject to the receipt of any required third party approvals, consents and the satisfaction of any conditions precedent set forth herein, ACE Financial Services shall transfer and deliver to Assured Guaranty US Holdings 20,834 shares of capital stock of Assured Guaranty, constituting all of the issued and outstanding shares of capital stock of Assured Guaranty (the “Assured Guaranty Shares”), and 1,000 shares of capital stock of Assured Guaranty Financial Products, constituting all of the issued and outstanding shares of capital stock of Assured Guaranty Financial Products (the “Assured Guaranty Financial Products Shares”), in each case free of any Encumbrance (except as required by the insurance regulations of certain states), and shall deliver to Assured Guaranty US Holdings certificates, registered in its name, or stock powers, duly endorsed, representing the Assured Guaranty Shares and Assured Guaranty Financial Products Shares.

(b)           In exchange for the contribution of the Assured Guaranty Shares and Assured Guaranty Financial Products Shares provided for in Section 2.1(a), Assured Guaranty US Holdings shall (i) issue to ACE Financial Services 1,000 shares of common stock, par value $0.01 per share, of Assured Guaranty US Holdings, which shall represent all of its outstanding capital stock (the “Assured Guaranty US Holdings Shares”), and deliver to ACE Financial Services a certificate, registered in its name, representing such shares, and (ii) issue and deliver to ACE Financial Services the Assured Guaranty US Holdings Note.

Section 2.2             Transfer of Company Shares.  On or after the Effective Date and prior to the transfers set forth in Section 2.3, ACE shall transfer and deliver to ACE Bermuda 12,000 Common Shares, representing all of the outstanding Common Shares as of the time of such transfer, and shall deliver to ACE a certificate, registered in its name, or share powers duly endorsed, representing such shares.

Section 2.3             Transfer of Assured Guaranty US Holdings and Assured Guaranty Finance Overseas.

(a)           On or after the Effective Date and on or prior to the Closing Time, and subject to the receipt of any required third party approvals, consents and the satisfaction of any conditions precedent set forth herein, ACE Financial Services shall transfer and deliver to the Company (i) the Assured Guaranty US Holdings Shares and (ii) 200,000 shares of Assured Guaranty Finance Overseas, representing all of the issued and outstanding shares of Assured Guaranty Finance Overseas (the “Assured Guaranty Finance Overseas Shares”), in each case free of any lien, claim or encumbrance of any kind (except as may be required by applicable insurance regulations), and shall deliver to the Company certificates, registered in its name, or stock or share powers duly endorsed, representing the Assured Guaranty US Holdings Shares and Assured Guaranty Finance Overseas Shares.

(b)           In exchange for the contribution of the Assured Guaranty US Holdings Shares provided for in Section 2.3(a)(i), the Company shall (i) issue to ACE Financial Services [_________] Common Shares, and deliver to ACE Financial Services a certificate, registered in its name, representing such shares, and (ii) issue and deliver to ACE Financial Services the Company Note A.

(c)           In exchange for the contribution of the Assured Guaranty Finance Overseas Shares provided for in Section 2.3(a)(ii), the Company shall (i) issue to ACE Financial Services [_________] Common Shares, and deliver to ACE Financial Services a certificate, registered in its name, representing such shares, and (ii) issue and deliver to ACE Financial Services the Company Note B.

Section 2.4             Transfer of Assured Guaranty Re International.

(a)           On or after the Effective Date and on or prior to the Closing Time, and subject to the receipt of any required third party approvals, consents and the satisfaction of any conditions precedent set forth herein, ACE Bermuda shall transfer and deliver to the Company [______] shares of Assured Guaranty Re International, constituting all of the issued and outstanding shares of Assured Guaranty Re International (the “Assured Guaranty Re International Shares”), free of any lien, claim or encumbrance of any kind, and shall deliver to the Company a certificate, registered in its name, or share powers, duly endorsed, representing such shares.

(b)           In exchange for the contribution of the Assured Guaranty Re International Shares provided for in Section 2.4(a), the Company shall (i) issue to ACE Bermuda [_________] Common Shares, and deliver to ACE Bermuda certificates representing such shares, registered in its name and in such denominations as ACE Bermuda shall notify the Company prior to the Closing Time, and (ii) issue and deliver to ACE Bermuda the Company Note C.

Section 2.5             Transfer of Certain Other Assets.

(a)           On or prior to the Closing Time, Assured Guaranty shall purchase the New York Property from ACE Financial Services for a purchase price of $2.0 million (less any accrued and unpaid property taxes and assessments and any accrued and unpaid common charges).

Section 2.6             Use of ACE Name; Non-Disparagement.

(a)           The transfer to the Company of Subsidiaries that have the word “ACE” in their name shall not bestow on the Company any rights to, or license to use, any marks, designs, logos, names, words or letters that include the word “ACE” or those that are suggestive or derivative thereof, and the Company shall promptly, following the Closing Time, take all actions reasonably necessary to change the corporate names of such Subsidiaries to other names that will not reasonably suggest or imply any affiliation with ACE.

(b)           Commencing at the Closing Time, neither the Company nor any of its Post-Closing Subsidiaries may use any marks, designs, logos, names, words or letters that include the words “ACE” or those that are suggestive or derivative thereof except (i) as may be required by law and (ii) as may be necessary for the operation of its business prior to changing its name, which shall not include the use thereof in connection with any advertising, marketing or solicitation activities.

(c)           The Company and ACE each agree that neither it nor any of its Post-Closing Subsidiaries shall make any statement that would reasonably be viewed as intended to be disparaging of the business, reputation or good name of the other.

ARTICLE III
ANCILLARY AGREEMENTS; CLOSING

Section 3.1             Ancillary Agreements.  As a condition precedent to the transfer of the Subsidiaries and assets to the Company Group pursuant to Article II hereof, the parties shall, or, in certain cases, shall cause their Affiliates to, enter into the following Ancillary Agreements, in each case (unless otherwise specified in this Article III or within the form of Ancillary Agreement) effective as of the Closing Time:

(i)            a Quota Share Retrocession Agreement between Assured Guarantee Re Overseas and ACE American Insurance Company substantially in the form of Exhibit E (which shall be executed upon receipt of required regulatory approvals);

(ii)           a Quota Share Retrocession Agreement between Assured Guaranty and ACE American Insurance Company substantially in the form of Exhibit F (which shall be executed upon receipt of required regulatory approvals);

(iii)          a Quota Share Retrocession Agreement between Assured Guaranty Re Overseas and ACE INA Overseas Insurance Company Ltd. substantially in the form of Exhibit G;

(iv)          a Commutation Agreement between Assured Guaranty Re Overseas and ACE INA Overseas Insurance Company Ltd. substantially in the form of Exhibit H;

(v)           a Quota Share Retrocession Agreement between Assured Guaranty Re International and ACE Bermuda substantially in the form of Exhibit I;

(vi)          an Assignment and Termination Agreement among Assured Guaranty Re International, ACE Title and ACE Bermuda substantially in the form of Exhibit J (which shall be executed upon receipt of required regulatory approvals);

(vii)         an Assignment Agreement between Assured Guaranty Re Overseas, ACE European Markets Insurance Ltd. and ACE Bermuda substantially in the form of Exhibit K;

(viii)        an Assignment Agreement among Assured Guaranty Re Overseas, ACE Title and ACE Bermuda substantially in the form of Exhibit L;

(ix)           a Termination Agreement between Assured Guaranty Re Overseas and ACE Insurance Ltd. in substantially the form of Exhibit M;

(x)            a Transition Services Agreement substantially in the form of Exhibit N;

(xi)           a Tax Allocation Agreement substantially in the form of Exhibit O;

(xii)          a Bill of Sale and Assignment and Assumption Agreement relating to the New York Property substantially in the form of Exhibit P;

(xiii)         a Registration Rights Agreement substantially in the form of Exhibit Q;

(xiv)        a Services Agreement between Assured Guaranty and ACE American Insurance Company substantially in the form of Exhibit R;

(xv)         an Employee Leasing Agreement between Assured Guaranty and ACE American Insurance Company substantially in the form of Exhibit S;

(xvi)        a Services Agreement between Assured Guaranty (UK) Ltd. and ACE INA Services Limited substantially in the form of Exhibit T; and

(xvii)       an Assignment and Assumption Agreement between ACE Financial Services and the Assured Guaranty assigning to Assured Guaranty all of ACE Financial Services’ rights and obligations under the Employment Agreement, substantially in the form of Exhibit U.

Section 3.2             Payment of Expenses.  (a)  The Company shall pay (or, to the extent incurred by and paid for by any member of the ACE Group prior to the Closing Time, shall, at or prior to the Closing Time, and, if incurred on or following the Closing Time, promptly upon receipt of an invoice therefore, reimburse such member of the ACE Group for any and all amounts so paid) the costs, fees, disbursements and expenses set forth in Schedule 3.2(a).

(b)           ACE shall pay (or, to the extent incurred by and paid for by any member of the Company Group on or prior to the Closing Time shall, at or prior to the Closing Time, and, if incurred following the Closing Time, promptly upon receipt of an invoice therefore, reimburse such member of the Company Group for any and all amounts so paid) the costs, fees, disbursements and expenses set forth in Schedule 3.2(b).

Section 3.3             Separation.

(a)           Settlement of Intercompany Accounts. Except as otherwise provided for in this Agreement or the Ancillary Agreements, prior to the Closing Time, each member of the Company Group shall remit to the appropriate member of the ACE Group all amounts estimated to be owing as of the Closing Time by such member of the Company Group to such member of the ACE Group, and each member of the ACE Group shall remit to the appropriate member of the Company Group all amounts estimated to be owing as of the Closing Time by such member of the ACE Group to such member of the Company Group; provided, that payments for services of the type specified in the Transition Services Agreement shall be paid as such times as is consistent with past practice.

(b)           Removal of the Company from Intercompany Agreements and Representation. Except as otherwise provided herein and except for the Ancillary Agreements and the agreements described in Schedule 3.3(b), effective as of the Closing Time, all agreements between or among one or more members of the ACE Group, on the one hand, and one or more members of the Company Group, on the other hand, shall terminate. After the Closing Time, no member of the Company Group shall have any liability under any such agreement to any member of the ACE Group and no member of the ACE Group shall have any liability under any such agreement to any member of the Company Group.

(c)           Discontinuing of Insurance Coverage. Effective as of the Closing Time, each member of the Company Group will cease to be covered under any insurance policy covering ACE and any of its affiliates, including directors’ and officers’ and errors and omissions insurance; provided, however, that employees of members of the Company Group shall continue to be included in insurance policies and other welfare and benefit plans of members of the ACE Group in accordance with Article VII.  Notwithstanding the foregoing, members of the Company Group shall continue to be covered under ACE Group policies for claims made after the Closing in respect of acts or events occurring up to and including the Closing Time.  In addition, until the Closing Time, ACE shall continue to include the Company, its Subsidiaries and their respective directors (including D&O coverage for the all the proposed directors of the Company as identified in the Registration Statement), officers, employees and agents (the “Insured(s)”) in ACE’s corporate insurance program, which provides the following coverages: (i) directors’ and officers’ liability insurance, (ii) professional liability/errors and omissions insurance, (iii) commercial general liability insurance, (iv) property insurance, (v) workers’ compensation insurance, (vi) fidelity and surety insurance, (vii) employment practices liability insurance, (viii) travel and accident insurance and (ix) kidnap and ransom insurance.  Coverage provided under ACE’s program shall include, but shall not be limited to, claims arising out of or relating to (i) the Public Offering, (ii) any public document connected with the Public Offering, including, but not limited to, the prospectus for the Company and the Registration Statement or (iii) any actions taken by the Company or its directors, officers or employees prior to the Closing Time.  For a minimum of six years after the Closing Time, ACE shall structure its corporate insurance program to permit the Insureds to submit claims for insurance coverage, at substantially the current level of insurance coverage, with respect to acts, events or occurrences that took place prior to the Closing Time.  ACE shall not provide ongoing insurance coverage to the Insureds subsequent to the Closing Time.  To the maximum extent permitted by law, ACE shall hold harmless and indemnify the individuals listed in the Registration Statement as a Nominee for Director from any and all liability or expense in connection with the Public Offering.

Section 3.4             Closing.  Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of [______________] on the date of the closing of the Public Offering, or at such other place or at such other time or on such other date as ACE and the Company may mutually agree upon in writing (the date and time at which the Closing takes place being the “Closing Time”).

Section 3.5             Deliveries by the ACE Group.

(a)           On or prior to the deliveries specified in Section 3.5(c), ACE Financial Services shall deliver or cause to be delivered to Assured Guaranty US Holdings:

(i)            a certificate representing the Assured Guaranty Shares, duly endorsed or accompanied by stock powers (in form reasonably satisfactory to Assured Guaranty US Holdings); and

(ii)           a certificate representing the Assured Guaranty Financial Products Shares, duly endorsed or accompanied by stock powers (in form reasonably satisfactory to Assured Guaranty US Holdings).

(b)           Concurrently with the deliveries specified in Section 3.5(a), Assured Guaranty US Holdings shall issue and deliver to ACE Financial Services:

(i)            the Assured Guaranty US Holdings Shares; and

(ii)           the Assured Guaranty US Holdings Note.

(c)           On or after the Effective Date and prior to the transfers set forth in Section 3.5(d), ACE shall deliver or cause to be delivered to ACE Bermuda a certificate representing the 12,000 Common Shares owned by ACE, duly endorsed or accompanied by share certificates and transfer form (in form reasonably satisfactory to ACE).

(d)           On or after the Effective Date and on or prior to the Closing Time:

(i)            ACE Financial Services shall deliver or cause to be delivered to the Company:

(A)                              the Assured Guaranty US Holdings Shares, duly endorsed or accompanied by stock powers (in form reasonably satisfactory to the Company); and

(B)                                the Assured Guaranty Finance Overseas Shares, duly endorsed or accompanied by share certificates and transfer form (in form reasonably satisfactory to the Company);

(ii)           ACE Bermuda shall deliver or cause to be delivered to the Company the Assured Guaranty Re International Shares, duly endorsed or accompanied by share certificates and transfer form (in form reasonably satisfactory to the Company);

(iii)          ACE shall deliver or cause to be delivered to Assured Guaranty title to the New York Property, in form reasonably satisfactory to Assured Guaranty, upon payment of the purchase price therefore; and ACE shall pay the purchase price for furniture and improvements at the Company’s offices in New York City; and

(iv)          ACE shall deliver or cause to be delivered to the Company         executed copies of all Ancillary Agreements.

Section 3.6             Deliveries by the Company Group.

(a)           Concurrently with the deliveries specified in Section 3.5(d)(i)(A), the Company shall issue and deliver to ACE Financial Services:

(i)            certificates representing [_________] Common Shares, registered in the name of ACE Financial Services; and

(ii)           the Company Note A.

(b)           Concurrently with the deliveries specified in Section 3.5(d)(i)(B), the Company shall issue and deliver to ACE Financial Services:

(i)            certificates representing [_________] Common Shares, registered in the name of ACE Financial Services; and

(ii)           the Company Note B.

(c)           Concurrently with the deliveries specified in Section 3.5(d)(ii), the Company shall issue and deliver to ACE Bermuda:

(i)            certificates representing [_________] Common Shares, registered in the name of ACE Bermuda; and

(ii)           the Company Note C.

(d)           Concurrently with the deliveries specified in Section 3.5(d)(iv), the Company shall deliver or cause to be delivered to ACE executed copies of all Ancillary Agreements.

(e)           Concurrently with the deliveries specified in Section 3.5(d)(iii), the Company shall deliver or cause to be delivered to ACE Financial Services the purchase price for the New York Property by wire transfer in immediately available funds to an account designed by ACE; and ACE shall deliver or cause to be delivered to the Company the purchase price for the furniture and improvements in the Company’s offices in New York City.

Section 3.7             Other Agreements.

(a)           ACE Bermuda will not (i) permit ACE Title to write any insurance or reinsurance business (other than reinsurance assumed pursuant to reinsurance treaties in effect at the Closing Time or facultative reinsurace entered into with clients with whom ACE Title has reinsurance treaties in effect at the Closing Time) or (ii) sell ACE Title or any interest therein, in each case, until such time as the Keepwell Amendment has become effective.  ACE and the Company will use best efforts to obtain whatever rating agency approvals may be required in order for the Keepwell Amendment to become effective.

(b)           ACE Financial Services shall take all reasonable actions necessary to enforce, and shall cooperate with the Assured Guaranty in enforcing, all of the rights originally granted to ACE Financial Services under the Employment Agreement, including without limitation the rights set forth in Section 10 thereof.

(c)           The Company shall, or shall cause one of its Subsidiaries to, reimburse ACE for any amounts paid by ACE or any member of the ACE Group pursuant letters of credit issued prior to the Closing Time on behalf of the Company or any member of the Company Group for the benefit of Persons who have ceded business to the Company or any member of the Company Group promptly following receipt by the Company of notice of any such payment (regardless of whether the Company is contesting or intends to contest the payments made under such letters of credit.

(d)           ACE shall permit the Company and Assured Guaranty Re International to continue to occupy the office space and related properties currently occupied by the Company Assured Guaranty Re International at 30 Woodbourne Avenue, Hamilton HM08 Bermuda, at the rental rates in effect on the date hereof, until the earlier of (i) the date on which the Company and/or Assured Guaranty Re International enters into a new lease for such office space and related properties and (ii) December 31, 2004.  ACE shall also use its reasonable best efforts to assist the Company and its Subsidiaries in obtaining a lease for such office space and related properties on commercially reasonable terms, and shall surrender such space and related properties (and enter into an agreement with the lessor to effect such surrender) in connection therewith.

Section 3.8             Third Party Consents.

(a)           Each member of the ACE Group and the Company Group shall use commercially reasonable efforts to obtain prior to the Closing Time any consent, approval or authorization necessary for the transactions contemplated herein or in any of the Ancillary Agreements.

(b)           If any consent, approval or authorization necessary for the transactions contemplated by this Agreement has not be obtained prior to the Closing Time, ACE shall, and shall cause the appropriate member of the ACE Group to, and the Company shall and shall cause the appropriate member of the Company Group to, each reasonably cooperate with the appropriate members of the ACE Group or the Company Group, as the case may be, in attempting to obtain such consents, approvals or authorizations as promptly thereafter as practicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACE GROUP

ACE represents and warrants to the Company, as to itself and each other member of the ACE Group, as of the date of this Agreement and as of the Closing Time, as follows:

Section 4.1             Organization, Authority and Qualification.

(a)           Each member of the ACE Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or the laws under which it currently exists, and in good standing in all jurisdictions in which the failure to qualify or be in good standing could materially adversely affect the consummation or the validity of the transactions provided for in this Agreement or any of the Ancillary Agreements.

(b)           Each member of the ACE Group that is a party to this Agreement has full corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each member of the ACE Group will have taken all corporate action necessary to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by each member of the ACE Group that is a party hereto and thereto and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligation of such member of the ACE Group, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2             No Conflict.  The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the members of the ACE Group that are parties hereto and thereto do not and will not:

(a)           violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum of association or by-laws (or similar organizational documents) of such member of the ACE Group; or

(b)           conflict with or violate in any material respect any law or Governmental Order applicable to such member of the ACE Group or any of their respective assets, properties or businesses.

Section 4.3             Transferred Capital Stock.

(a)           Assured Guaranty and Assured Guaranty Financial Products.  ACE Financial Services has good and marketable title to the Assured Guaranty Shares and the Assured Guaranty Financial Products Shares, free and clear of any Encumbrances and, upon delivery to Assured Guaranty US Holdings of certificates representing the Assured Guaranty Shares and the Assured Guaranty Financial Products Shares, duly endorsed by ACE Financial Services for transfer to Assured Guaranty US Holdings, good and marketable title to the Assured Guaranty Shares and the Assured Guaranty Financial Products Shares shall pass to Assured Guaranty US Holdings, free and clear of any Encumbrances.  The Assured Guaranty Shares and the Assured Guaranty Financial Products Shares constitute validly issued, fully paid and non-assessable shares of the capital stock of Assured Guaranty and Assured Guaranty Financial Products, respectively, and are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Assured Guaranty Shares or the Assured Guaranty Financial Products Shares, and there are no options, warrants or any other rights to acquire the Assured Guaranty Shares or the Assured Guaranty Financial Products Shares.  The Assured Guaranty Shares and the Assured Guaranty

Financial Products Shares represent all of the outstanding capital stock of Assured Guaranty and Assured Guaranty Financial Products, respectively.

(b)           Assured Guaranty Finance Overseas.  ACE Financial Services has good and marketable title to the Assured Guaranty Finance Overseas Shares, free and clear of any Encumbrances and, upon delivery to the Company of certificates representing the Assured Guaranty Finance Overseas Shares, duly endorsed by ACE Financial Services for transfer to the Company, good and marketable title to the Assured Guaranty Finance Overseas Shares shall pass to the Company, free and clear of any Encumbrances.  The Assured Guaranty Finance Overseas Shares constitute validly issued, fully paid and non-assessable shares of the capital stock of Assured Guaranty Finance Overseas and are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Assured Guaranty Finance Overseas Shares, and there are no options, warrants or any other rights to acquire the Assured Guaranty Finance Overseas Shares.  The Assured Guaranty Finance Overseas Shares represent all of the outstanding capital stock of Assured Guaranty Finance Overseas.

(c)           Assured Guaranty Re International.  ACE Bermuda has good and marketable title to the Assured Guaranty Re International Shares, free and clear of any Encumbrances and, upon delivery to the Company of certificates representing the Assured Guaranty Re International Shares, duly endorsed by ACE Bermuda for transfer to the Company, and registration of such transfers in the Company’s name in the Register of Members of Assured Guaranty Re International, good and marketable title to the Assured Guaranty Re International Shares shall pass to the Company, free and clear of any Encumbrances.  The Assured Guaranty Re International Shares constitute validly issued, fully paid and non-assessable shares of the share capital of Assured Guaranty Re International and are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Assured Guaranty Re International Shares, and there are no options, warrants or any other rights to acquire the Assured Guaranty Re International Shares.  The Assured Guaranty Re International Shares represent all of the outstanding share capital of Assured Guaranty Re International.

(d)           Assured Guaranty US Holdings.  ACE Financial Services shall have good and marketable title to the Assured Guaranty US Holdings Shares on the date of the contribution of such shares to the Company, free and clear of any Encumbrances and, upon delivery to the Company of certificates representing the Assured Guaranty US Holdings Shares, duly endorsed by ACE Financial Services for transfer to the Company, good and marketable title to the Assured Guaranty US Holdings Shares shall pass to the Company, free and clear of any Encumbrances.  The Assured Guaranty US Holdings Shares shall, as of such time, constitute validly issued, fully paid and non-assessable shares of the capital stock of Assured Guaranty US Holdings and shall not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Assured Guaranty US Holdings Shares, and as of such time there shall be no options, warrants or any other rights to acquire the Assured Guaranty

US Holdings Shares.  The Assured Guaranty US Holdings Shares represent all of the outstanding capital stock of Assured Guaranty US Holdings.

Section 4.4             Tax Representations.

(a)           All material Tax Returns required to be filed by applicable law have been timely filed by, or with respect to, the Company’s Post-Closing Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects.  Each of the Company’s Post-Closing Subsidiaries has paid (or there has been paid on its behalf) within the time and in the manner prescribed by law all material Taxes that are due and payable, or claimed or asserted by any Taxing authority to be due and payable, from or with respect to it for the Pre-Closing Periods.

(b)           The Company’s Post-Closing Subsidiaries have established (and until Closing will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable in accordance with GAAP to the extent required.

(c)           None of the Company’s Post-Closing Subsidiaries has requested any extension of time within which to file any Tax return, which Tax return has not since been filed.

(d)           ACE or a member of the ACE Group shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless the Company and the Company’s Post-Closing Subsidiaries with respect to such Transfer Taxes.

(e)           Except as disclosed in Schedule 4.4(e), there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Company’s Post-Closing Subsidiaries for any taxable period.

(f)            Except as disclosed in Schedule 4.4(f), none of the Company’s Post-Closing Subsidiaries is a party to, is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement.  Notwithstanding any disclosure contained in the Schedules to the Agreement, the ACE Group represents and warrants that at the Closing, none of the Company’s Post-Closing Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement, other than the Tax Allocation Agreement, the AFS Tax Sharing Agreement and the AGR Tax Sharing Agreement.

(g)           Each of the Company’s Post-Closing Subsidiaries has materially complied with all applicable laws, rule and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

(h)           There is no deficiency, claim, lien, audit, examination, action, suit, proceeding or investigation in progress or pending or, to the knowledge of the ACE Group, threatened against or with respect to any of the Company’s Post-Closing Subsidiaries in respect of any Taxes.

(i)            No claim has ever been made by any taxing authority with respect to any of the Company’s Post-Closing Subsidiaries in a jurisdiction in which such company does not file Tax returns that any of the Company’s Post-Closing Subsidiaries is or may be subject to taxation by that jurisdiction which has not been resolved.

(j)            None of the Company’s Post-Closing Subsidiaries has been a member of an affiliated group filing consolidated, combined or unitary Tax returns other than a group for which ACE was the common parent.

(k)           Between the date of this Agreement and the Closing Date, without the prior written consent of the Company (such consent not to be unreasonably withheld), none of the Company’s Post-Closing Subsidiaries will change any Tax accounting method or change any material Tax election or settle or compromise any material Tax liability.

(l)            The Company’s Post-Closing Subsidiaries are not a party to any Tax ruling or closing agreement with any Taxing authority that would have a continuing material adverse effect after the Closing date.

Section 4.5             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither ACE nor any other Person makes any express or implied representation or warranty on behalf of or with respect to ACE or any other member of the ACE Group, and ACE hereby disclaims any representation or warranty not contained herein or therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

The Company represents and warrants to ACE, as to itself and each other member of the Company Group, as of the date of this Agreement and as of the Closing Time, as follows:

Section 5.1             Organization, Authority and Qualification.

(a)           Each member of the Company Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and in good standing in all jurisdictions in which the failure to qualify or be in good standing could materially adversely affect the consummation or the validity of the transactions provided for in this Agreement or any of the Ancillary Agreements.

(b)           Each member of the Company Group that is a party to this Agreement has full corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each member of the Company Group will have taken all corporate action necessary to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by each member of the Company Group that is a party hereto and thereto and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligation of such member of the Company Group, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.2             No Conflict.  The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the members of the Company Group that are parties hereto and thereto do not and will not:

(a)           violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum of association or by-laws (or similar organizational documents) of such member of the Company Group; or

(b)           conflict with or violate in any material respect any law or Governmental Order applicable to such member of the Company Group or any of their respective assets, properties or businesses.

Section 5.3             Common Shares.  The Common Shares to be issued to ACE Financial Services and ACE Bermuda pursuant to this Agreement, upon issuance and payment therefor as contemplated by this Agreement and registration thereof in the Register of Members for the Company, and the Common Shares previously issued to ACE shall, at the Closing Time, constitute all of the issued and outstanding share capital of the Company and shall be validly authorized and issued, fully paid and non-assessable and shall not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Common Shares, and as of such time there shall be no options, warrants or any other rights to acquire Common Shares except for any such options, warrants or other rights granted under the Company’s 2004 Long-Term Incentive Plan or the Company’s Replacement Grant Plan.

Section 5.4             Tax Representations.

(a)           The Company has no plan or intention to enter into any transaction a significant purpose of which is to reduce the amount of Tax benefits otherwise payable to ACE Financial Services under the Tax Allocation Agreement.

(b)           The Company has no plan or intention to enter into any transaction which may result in the disqualification or invalidation of the election made under section 338(h)(10) of the Code, which transactions include but are not limited to the merger, liquidation, conversion or other corporate transactions involving any Post-Closing Subsidiary of the Company which may result in the Internal Revenue Service (or other applicable tax authority, as the case may be) disqualifying or invalidating any election under section 338(h)(10) of the Code.

Section 5.5             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of or with respect to the Company or any other member of the Company Group, and the Company hereby disclaims any representation or warranty not contained herein or therein.

ARTICLE VI
THE PUBLIC OFFERING AND ACTIONS PENDING THE PUBLIC OFFERING

Section 6.1             Transactions Prior to the Public Offering.  Subject to the conditions specified in Section 6.3, the Company and ACE shall use reasonable commercial efforts to consummate the Public Offering.  Such efforts shall include, but not necessarily be limited to, those specified in this Section 6.1 (to the extent not previously accomplished):

(a)           The Company has filed the Registration Statement and shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act, including by filing such amendments thereto as may be necessary or appropriate, responding to comments from the Commission and taking such other action in that connection as may be requested by ACE.  The Company and ACE shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Common Shares under the Securities Exchange Act of 1934, as amended.

(b)           The Company, ACE Financial Services and ACE Bermuda shall enter into an underwriting agreement with the underwriters named in the Registration Statement, in form and substance reasonably satisfactory to the Company and ACE, and shall comply with their obligations thereunder.

(c)           The Company and ACE shall consult with each other and the underwriters regarding the timing, pricing and other matters with respect to the Public Offering, it being understood that decisions on such matters may be dictated by ACE in its sole discretion.

(d)           The Company shall take such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Public Offering.

(e)           The Company shall prepare, file and seek to make effective an application for listing of the Common Shares on the New York Stock Exchange, subject to official notice of issuance.

Section 6.2             Cooperation. The Company shall, at ACE’s direction, promptly take any and all actions necessary or desirable to consummate the Public Offering as contemplated by the Registration Statement and the Underwriting Agreement, including filing the prospectus relating to the Public Offering with the Registrar of Companies in Bermuda in accordance with the Bermuda Companies Act 1981 prior to the Public Offering or as soon as practicable after the publication of the prospectus.  Notwithstanding anything to the contrary contained herein, as between the Company and ACE, ACE may in its sole discretion terminate, abandon or amend any aspect of the Public Offering and the other transactions contemplated hereby, and the Company shall take all actions directed by ACE in that regard.

Section 6.3             Conditions Precedent to the Consummation of the Public Offering. The parties hereto shall use their reasonable commercial efforts to satisfy the conditions listed below for the consummation of the Public Offering as soon as practicable. The obligations of the parties to use their reasonable commercial efforts to consummate the Public Offering shall be conditioned on the satisfaction or waiver by the Company and ACE of the following conditions:

(a)           the Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop order in effect with respect thereto;

(b)           the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 6.1(d) shall have been taken and, where applicable, have become effective or been accepted;

(c)           the Common Shares shall have been accepted for listing on the New York Stock Exchange, on official notice of issuance;

(d)           the Company, ACE Financial Services, ACE Bermuda and the underwriters shall have entered into the Underwriting Agreement and all conditions to the obligations of the parties thereunder shall have been satisfied or waived in accordance with the terms thereof;

(e)           any approvals from Governmental Authorities necessary to consummate the Public Offering shall have been obtained and be in full force and effect;

(f)            no Governmental Order or other legal restraint or prohibition shall be in place preventing the consummation of the Public Offering;

(g)           such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Public Offering in order to assure the successful completion of the Public Offering shall have been taken; and

(h)           this Agreement and all Ancillary Agreements shall have been executed and delivered and shall not have been terminated.

ARTICLE VII
EMPLOYEE MATTERS

Section 7.1             ACE Restricted Shares.  On or prior to the Closing Time, ACE shall pay to the Company $5,298,012 by wire transfer of immediately available funds to an account designated by the Company for contribution to the trust to be established by the Company to grant restricted share awards in replacement of unvested restricted shares of ACE held by employees of the Company and its Subsidiaries that will be terminated as a result of the Public Offering and the transactions contemplated hereby.

Section 7.2             Other Welfare and Benefit Plan Provisions.

(a)           ACE shall permit employees of Assured Guaranty Re International to continue to participate in the welfare plans in which they participate on the date hereof, including health and medical plans and insurance plans, and the fringe benefit plans covering mortgage subsidies, day care and parking, until the earlier of (i) the date on which Assured Guaranty Re International notifies ACE that all such employees have been provided coverage under plans maintained by Assured Guaranty Re International and (ii) December 31, 2004.  Assured Guaranty Re International shall reimburse ACE for costs associated with the foregoing at the rates in effect on the date hereof, or the costs thereof shall be billed directly by the provider to Assured Guaranty Re International.

(b)           In the event that any Person who will become an employee of any member of the Company Group has balances in any qualified or supplemental retirement or pension plans or deferred compensation plans of any member of the ACE Group, ACE shall cooperate, and cause each of its Subsidiaries to cooperate, in transferring such balances to corresponding plans maintained by members of the Company Group, to the extent permitted under such plans.

(c)           In the event that any Person who will become an employee of any member of the ACE Group has balances in any qualified or supplemental retirement or pension plans or deferred compensation plans of any member of the Company Group, the Company shall cooperate, and cause each of its Subsidiaries to cooperate, in transferring such balances to corresponding plans maintained by members of the ACE Group, to the extent permitted under such plans.

ARTICLE VIII
INDEMNIFICATION

Section 8.1             General Cross Indemnification.  (a)  Except as otherwise specifically set forth in any provision of this Agreement, or of any Ancillary Agreement, ACE shall indemnify, defend and hold harmless each member of the Company Group and their respective officers, directors, employees, representatives and agents (each a “Company Indemnified Party”) from and against any and all Losses of such Company Indemnified Party arising out of, by reason of or otherwise in connection with:

(i)            the ACE Liabilities;

(ii)           any untrue statement or alleged untrue statement of material fact contained in the Registration Statement or the prospectus that forms a part thereof, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (a “Misstatement”), made by a member of the ACE Group or any ACE Indemnified Party; provided, that Losses under this clause shall be limited to third-party claims by purchasers of the Common Shares in the Public Offering or thereafter (including, without limitation, the underwriters of the Public Offering);

(iii)          the action currently pending in the United States district Court for the Southern District of New York entitled World Omni Financial Corp. v. ACE Capital Re Inc., Case No. 02 CV 0476 (RO), and any subsequent Action arising out of or based upon the same or substantially similar facts as the foregoing case;

(iv)          the action currently pending in the Ohio State Court filed by Olympic Title Insurance Company and certain of its principals against ACE, ACE Title, ACE Capital RE Inc., Assured Guaranty Re Overseas, Assured Guaranty Overseas US Holdings Inc., Assured Guaranty Re International and ACE Bermuda, and any subsequent Action arising out of or based upon the same or substantially similar facts as the foregoing case; or

(v)           any breach by any member of the ACE Group of any of their representations or warranties in, or any covenant, commitment, obligation, agreement or undertaking to be performed or complied with by any of them under, this Agreement or any Ancillary Agreement.

(b)           Except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, the Company shall indemnify, defend and hold harmless each member of the ACE Group and their respective officers, directors, employees, representatives and agents (each an “ACE Indemnified Party”) from and against any and all Losses of such ACE Indemnified Party arising out of, by reason of or otherwise in connection with:

(i)            the Company Liabilities;

(ii)           any Misstatement made by a member of the Company Group or any Company Indemnified Party; provided, that Losses under this clause shall be limited to third-party claims by purchasers of the Common Shares in the Public Offering or thereafter (including, without limitation, the underwriters of the Public Offering); or

(iii)          any breach by any member of the Company Group of any of their representations or warranties in, or any covenant, commitment, obligation, agreement or undertaking to be performed or complied with by any of them under, this Agreement or any Ancillary Agreement.

(c)           The indemnity obligations contained in this Section 8.1 are applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement.

Section 8.2             Indemnification Procedures.  If any Action is brought in respect of which indemnity may be sought pursuant to this Agreement, the Person seeking indemnification (the “Indemnified Party”) shall promptly notify the Person against whom indemnification is sought (the “Indemnifying Party”) in writing of the institution of such Action (but the failure so to notify will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 8 to the extent the Indemnifying Party is not materially prejudiced as a result thereof, and in no event shall it relieve the Indemnifying Party from any liability it may have otherwise than pursuant to this Article 8), and the Indemnifying Party shall assume the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of expenses.  Notwithstanding the foregoing, ACE shall assume the defense of the Actions described in Section 8.1(a)(iii) and (iv) without the requirement of notice from an Indemnified Party.  The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time or (iii) such Indemnified Party shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to it or them which are different from or additional to those available to the Indemnifying Party and may present a conflict for counsel representing the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate counsel (in addition to local counsel) for the Indemnified Parties in any one Action or series of related Actions in the same jurisdiction representing the Indemnified Parties).  Anything in this Section 8.2 to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement effected without its written consent unless the Indemnifying Party shall have failed to assume the defense of such Action or reimburse the Indemnified Party for fees and expenses of counsel as contemplated by this Section 8.2 within 30 days after receipt by the Indemnifying Party of the request therefor.  An Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any Action in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Parties from all liability arising out of the Action.

Section 8.3             Limitations on Indemnification Obligations.  The amount which an Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to Section 8.1 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or any other amounts actually recovered by or on behalf of such Indemnified Party, in reduction of the related Loss.  If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and has subsequently actually received Insurance Proceeds or other amounts in respect of such Loss, then such Indemnified Party shall promptly pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder).  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 8.4             Remedies Cumulative.  The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights at law or in equity or the seeking of any and all other remedies against any Indemnifying Party.

Section 8.5             Contribution. If any indemnification provided for in this Article VIII is unavailable to an Indemnified Party in respect of any Loss arising out of or related to information contained in the Registration Statement as provided in Section 8.1(a)(ii) or Section 8.1(b)(ii), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss, in such proportion as is appropriate to reflect the relative fault of the Company and each other member of the Company Group, on the one hand, and ACE and each other member of the ACE Group, on the other hand, in connection with the Misstatements that resulted in such Loss. With respect to any Loss relating to matters covered by Section 8.1(a)(ii) or 8.1(b)(ii) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of the Company Group, on the one hand, and of a member of the ACE Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to a member of the Company Group or a member of the ACE Group and was supplied by such member.

Section 8.6             Mutual Release. Effective as of the Closing Time, and except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, ACE, on behalf of itself and the other members of the ACE Group, and the Company, on behalf of itself and the other members of the Company Group, hereby releases and forever discharges each Company Indemnified Party (in the case of the release by ACE) or ACE Indemnified Party (in the case of the release by the Company), as the case may be, in their respective capacities as such, of and from all debts, demands, Actions, accounts, covenants, contracts, agreements, damages and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing on or prior to the Closing Time; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under this Agreement or any Ancillary Agreement or assumed, transferred, assigned, allocated or arising under this Agreement or any Ancillary Agreement (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the parties by third parties) and the foregoing release will not affect any party’s right to enforce this Agreement or any Ancillary Agreement in accordance with their respective terms.

Section 8.7             Survival of Indemnities.  The obligations of the Company and ACE under this Article VIII shall survive indefinitely.

Section 8.8             Other Indemnification Provisions.

(a)           Notwithstanding any provision of this Agreement to the contrary, if a member the Company Group seeks to assert any right to indemnification hereunder from ACE and such claim may be asserted against a Post-Closing Subsidiary of ACE, such member of the Company Group shall first seek to recover from the such Post-Closing Subsidiary unless doing so would materially prejudice such member of the Company Group in obtaining relief.

(b)           Claims for indemnification under any Ancillary Agreement shall be subject to the procedures set forth in this Article VIII unless otherwise specified in the Ancillary Agreement.

ARTICLE IX
ACCESS TO INFORMATION; FURTHER ASSURANCES

Section 9.1             Access to Information.  From and after the Closing Time, ACE shall afford to the Company and the Company’s Post-Closing Subsidiaries and their respective authorized accountants, counsel and other designated representatives (collectively, “Representatives”) reasonable, and reasonably prompt, access (including using commercially reasonable efforts to give access to Persons possessing information) during normal business hours to all data and information that is specifically described in writing (collectively,

“Information”) within the possession of ACE or any Post-Closing Subsidiary of ACE relating to the Company or any Post-Closing Subsidiary of the Company, insofar as such Information is reasonably required by the Company or such Post-Closing Subsidiary, including in connection with its preparation of regulatory reports and filings.  Similarly, from and after the Closing Time, the Company shall afford to ACE, any Post-Closing Subsidiary of ACE and their respective Representatives reasonable, and reasonably prompt, access (including using commercially reasonable efforts to give access to Persons possessing information) during normal business hours to Information within the possession of the Company or any Post-Closing Subsidiary of the Company relating to ACE or any Post-Closing Subsidiary of ACE, insofar as such Information is reasonably required by ACE or such Post-Closing Subsidiary, including in connection with its preparation of regulatory reports and filings.  Information may be requested under this Article IX for, without limitation, audit, accounting, claims, litigation (other than any claims or litigation between the parties hereto or their Subsidiaries) and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

Section 9.2             Retention of Records.  Each of ACE and the Company and their respective Post-Closing Subsidiaries shall retain, and shall cause their respective Post-Closing Subsidiaries to retain, following the Closing Time, for a period consistent with the longer of their respective document retention policies in effect at such time or for such longer period as may be required by applicable law or regulations, respectively, all significant information relating to the business of the other and the other’s Subsidiaries or the obligations of the other or the other’s Subsidiaries, and shall notify the other parties hereto prior to disposing of such information and provide them with an opportunity to obtain such information, at their own expense, prior to such disposal.

Section 9.3             Confidential Information.

(a)           Neither the Company, nor any of its Post-Closing Subsidiaries nor any of their respective directors, officers and agents may disclose any information of a confidential nature received from a member of the ACE Group (“ACE Confidential Information”) and neither ACE, nor any of its Post-Closing Subsidiaries nor any of their respective directors, officers and agents may disclose any information of a confidential nature received from a member of the Company Group (“Company Confidential Information” and, together with the ACE Confidential Information, “Confidential Information”).

(b)           Confidential Information shall not include information which is or becomes generally known on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement or other obligation of confidentiality.

(c)           If the Company or ACE or any of its Post-Closing Subsidiaries or any of their respective directors, officers or agents is legally requested or required under an order or subpoena issued by a court, administrative agency or arbitration panel (through oral examination, interrogatories, requests for information or documents, civil investigation demand or other legal, administrative or arbitration processes) to disclose any Confidential Information, the party being so requested or required to disclose such Confidential Information shall give the party whose Confidential Information is subject to such request or requirement prompt written notice of the request, requirement, subpoena or order to permit such other party (if it so elects) to seek an appropriate protective order preventing or limiting disclosure.  If such party seeks such an order or takes other steps to avoid or limit disclosure, the other party shall cooperate with such party at such party’s expense.  If, in the absence of such protective order, a party is compelled to disclose Confidential Information, such party may disclose such Confidential Information without liability hereunder.

(d)           Each party agrees that money damages would not be a sufficient remedy for any breach of this Section 9.3 and that, in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

Section 9.4             Further Assurances; No Agency; Specific Performance.  If at any time after the Closing Time any further action is reasonably necessary or advisable to carry out the purposes of this Agreement or any Ancillary Agreement, the proper officers of each party to this Agreement shall take all such action or cause the applicable Post-Closing Subsidiaries to take all such action.  Each of ACE and its Post-Closing Subsidiaries and the Company and its Post-Closing Subsidiaries shall use its commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.  Under no circumstances does this Agreement or any of the Ancillary Agreements create an agency relationship between ACE and the Company, except to the extent specified in any such Ancillary Agreement.  The parties each agree and acknowledge that remedies at law for any breach of their obligations under this Section 9.4 are inadequate and that in addition thereto each party, as applicable, shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach.

ARTICLE X
MISCELLANEOUS

Section 10.1           Termination.  Notwithstanding any provision of this Agreement or any Ancillary Agreement to the contrary, this Agreement may be terminated and the Public Offering and other transactions contemplated hereby may be abandoned at any time prior to the Public Offering (subject to the terms of the Underwriting Agreement) by and in the sole discretion of ACE.  In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination.

Section 10.2           Survival.  All representations, covenants and agreements contained or provided for herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the party benefiting from any such covenant or agreement, and shall survive the execution of this Agreement.

Section 10.3           Governing Law; Dispute Resolution.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to its conflict of laws principles.

(b)           Dispute Resolution.

(i)            Mandatory Arbitration.  The parties hereto shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, the Ancillary Agreements (unless they specifically provide otherwise) and/or the transactions contemplated hereunder, including effect, validity, breach, interpretation, performance, or enforcement (collectively, a “Dispute”) to binding arbitration in New York, New York at the offices of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) before an arbitrator (the “Arbitrator”) in accordance with JAMS’ Arbitration Rules and Procedures and the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. The Arbitrator shall be a former federal judge selected from JAMS’ pool of neutrals.  The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any Dispute.

(ii)           Costs.  The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in paragraph (iii) below, as applicable (including, without limitation, actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision.

(iii)          Injunctive Relief.  Nothing herein prevents the parties hereto from seeking or obtaining temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the hearing before and determination of the Arbitrator.  The parties hereby agree that they shall continue to perform, or cause their Post-Closing Subsidiaries to perform, any and all obligations under this Agreement and the Ancillary Agreements, including, without limitation, the Services Agreement, pending the hearing before and determination of the Arbitrator, it being agreed and understood that the failure to so perform will cause irreparable harm to each party and its Affiliates and that the putative breaching party has assumed all of the commercial risks associated with such breach or threatened breach of any provision hereof by such party.

(iv)          Discovery.  The parties shall be entitled to reasonable discovery, including a production of non-privileged documents and answers to a reasonable number of interrogatories.  Depositions may be ordered by the arbitrator upon a showing of need.

(v)           Courts.  The parties agree that the State and Federal courts in The City of New York shall have jurisdiction for purposes of enforcement of their agreement to submit Disputes to arbitration and of any award of the Arbitrator.

Section 10.4           Notices.  All notices, requests, claims, demands and other communications hereunder and under the Ancillary Agreements shall be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or facsimile transmission addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

If to ACE:

ACE Limited
ACE Global Headquarters
19 Woodbourne Avenue
Hamilton HM08 Bermuda
Attention: General Counsel
Facsimile: (441) [_________]

If to the Company:

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM08 Bermuda
Attention: General Counsel
Facsimile: (441) [_________]

Section 10.5           Amendment and Modification.  The parties may by written agreement, subject to any regulatory approval as may be required, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the documents delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto.  This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto.

Section 10.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.7           No Third Party Beneficiaries.  Except for Section 10.16 and the provisions of Article VIII, this Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon third parties any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.8           Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.9           Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

Section 10.10         Waiver.  No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.

Section 10.11         Expenses.  Except as otherwise specified in this Agreement or the Ancillary Agreements, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing Time shall have occurred.

Section 10.12         Public Announcement.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 10.13         Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between ACE and the Company with respect to the subject matter hereof and thereof.

Section 10.14         Assignment of this Agreement.  No party may assign this Agreement by operation of law or otherwise without the express written consent of the other parties; provided, however, this Agreement may be assigned by operation of law or otherwise without the express written consent of the other parties hereto by ACE and/or the Company to their respective Post-Closing Subsidiaries so long as such assignment does not relieve the assigning party of liability hereunder.

Section 10.15         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 10.16         Limit on Recovery from Company Directors and Officers.  In any legal action commenced by ACE against the Company, any of its Post-Closing Subsidiaries or the officers and/or directors of the Company or such Post-Closing Subsidiaries, ACE will not recover from any officer or director of the Company or its Post-Closing Subsidiaries any amount that is in excess of the amount the Company and/or such Post-Closing Subsidiaries are able to indemnify such officer or director, other than in the circumstance where such indemnification of such officer or director by the Company and/or such Post-Closing Subsidiaries is restricted due to such officer or director having engaged in fraud, intentional misconduct or criminal acts.  ACE and the Company agree that the officers and directors of the Company and its Post-Closing Subsidiaries are third party beneficiaries of the agreement set forth in this Section 10.16.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ACE LIMITED

By:
Name:
Title:

ACE FINANCIAL SERVICES INC.

By:
Name:
Title:

ACE BERMUDA INSURANCE LTD.

By:
Name:
Title:

ASSURED GUARANTY LTD.

By:
Name: